Exhibit h.21

iSHARES TRUST SUBLICENSE AGREEMENT

This Sublicense Agreement (the “Agreement”) is made as of April 1, 2004, by and between Barclays Global Investors, N.A., a national banking association organized under the laws of the United States (“BGI”) and iShares Trust, a business trust established under the laws of the State of Delaware (“iShares”).

RECITALS

WHEREAS, pursuant to that certain Master License Agreement dated February 24, 2004 (the “License Agreement”) between Morningstar, Inc., an Illinois corporation (“Morningstar”), and BGI, BGI obtained a license to use in connection with “Products” (as that term is defined in the License Agreement) certain stock indexes owned and managed by Morningstar (the “Morningstar Indexes”), along with associated marks (the “Morningstar Marks”); and

WHEREAS, BGI has the right pursuant to paragraph 2.5 of the License Agreement to sublicense its rights thereunder to any iShares Fund; and

WHEREAS, iShares Trust wishes to use the Morningstar Indexes and Morningstar Marks in connection with the establishment of a series of exchange traded funds (each, an “ETF”), each based on a Index in connection with the identification and marketing of the ETFs and in connection with making disclosures about the ETFs under applicable laws, rules and regulations; and

WHEREAS, BGI wishes to grant a sublicense to iShares Trust for the use of the Morningstar Indexes and Morningstar Marks;

NOW THEREFORE, the parties agree as follows:

1. Grant of Sublicense. Subject to the terms and conditions of this Agreement, BGI hereby grants to iShares Trust a sublicense to use the Indexes (and associated data, information, and Marks) listed on Exhibit A in the manner set forth in, and subject to the terms of, the License Agreement.

2. Performance of Obligations Under the License. iShares Trust will be responsible for performing all of BGI’s executory obligations under the License Agreement (other than the payment of license fees), as such obligations relate to use of the Morningstar Indexes and Morningstar Marks in connection with the formation and operation of iShares Funds.

3. Fees. iShares Trust shall have no obligation to pay any sublicense fees to BGI or Morningstar under this sublicense agreement.

4. Termination. This Agreement shall terminate if (a) the License Agreement terminates, or (b) BGI or a BGI Affiliate ceases to exercise investment discretion over the iShares Trust in its capacity as manager, investment adviser, trustee, or other comparable capacity. BGI shall notify iShares Trust as soon as reasonably practicable of the occurrence of an event described in (a) above. Upon termination of this Agreement, iShares Trust’s right to use the Morningstar Indexes and the Morningstar Marks shall terminate immediately.

5. Indemnification. iShares Trust shall indemnify and hold harmless BGI, its officers, employees, agents, successors, and assigns against all judgments, damages, costs or losses of any kind (including reasonable attorneys’ and experts’ fees) resulting from any claim, action or proceeding (collectively “claims”) that arises out of or relates to (a) the creation, marketing, advertising, selling, and operation of the iShares Trust or interests therein, or (b) any breach by BGI of its covenants, representations, and warranties under the License Agreement caused by the actions or inactions of iShares Trust, or (c) errors in the calculation of any Morningstar Index, or delays in the dissemination of any Morningstar Index, or (d) any violation of applicable laws (including, but not limited to, banking, commodities, and securities laws) arising out of the offer, sale, operation, or trading of the iShares Trust or interests therein, except to the extent such claims result from the negligence, gross negligence or willful misconduct of BGI or its affiliates. The provisions of this section shall survive termination of this Agreement.

6. Assignment. iShares will not make, or purport to make, any assignment or other transfer of this Agreement. BGI may assign its rights and obligations under this Agreement effective upon the giving of written notice to iShares.

7. Amendment. No provision of this Agreement may be waived, altered, or amended except by written agreement of the parties.

8. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

9. Construction. Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted under the laws of the State of California.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written, with intent to be bound hereby.

BARCLAYS GLOBAL INVESTORS, N.A. iSHARES TRUST

By: By:

Authorized Signature Authorized Signature

Name: MICHAEL LATHAM Name: DANELL J. DOTY

Title: MANAGING DIRECTOR Title: ASSISTANT SECRETARY ISHARES TRUST & INC

By:

Authorized Signature

Name: Greg Friedman

Title: Principal

Exhibit A

iShares Morningstar Large Core Index Fund

iShares Morningstar Large Growth Index Fund

iShares Morningstar Large Value Index Fund

iShares Morningstar Mid Core Index Fund

iShares Morningstar Mid Growth Index Fund

iShares Morningstar Mid Value Index Fund

iShares Morningstar Small Core Index Fund

iShares Morningstar Small Growth Index Fund

iShares Morningstar Small Value Index Fund